NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS SECOND QUARTER DILUTED
EARNINGS PER SHARE OF $0.28; DECLARES SEMI-ANNUAL DIVIDEND; AND
UPDATES ITS FIVE YEAR GOALS, INCLUDING AN INCREASE IN SHARE
REPURCHASE AUTHORIZATION AND PLANS TO INCREASE FUTURE DIVIDENDS

MARYVILLE, TN – January 5, 2006 – Ruby Tuesday, Inc. today reported net income of $17.4 million, or $0.28 per diluted share, for the Company’s second quarter of fiscal 2006 ended November 29, 2005. This compares to net income of $19.7 million, or $0.30 per diluted share, for the second quarter of the prior year. Also, the Company’s Board of Directors declared a semi-annual cash dividend of $0.0225 per share, payable on February 3, 2006 to shareholders of record at the close of business on January 20, 2006.

Same-restaurant sales at Company-owned Ruby Tuesday restaurants increased 1.9% for the quarter with same-restaurant sales at the Company’s freestanding restaurants, which represent approximately 80% of the Company-owned system, increasing 2.6%. Same-restaurant sales at domestic franchise Ruby Tuesday restaurants decreased 0.2% during the quarter.

For the five-week period ended January 3, 2006, same-restaurant sales at Company-owned Ruby Tuesday restaurants increased approximately 4.0% with same-restaurant sales at the Company’s freestanding restaurants increasing approximately 4.5%. During the same period, same-restaurant sales at domestic franchise Ruby Tuesday restaurants also increased approximately 4.0%.

Second quarter and December fiscal 2006 monthly period same-restaurant sales:

	September	October	November	Second Quarter	December
Company-owned	0.4%	2.2%	3.3%	1.9%	approx. 4.0%
Domestic Franchise	-2.4%	-1.1%	3.2%	-0.2%	approx. 4.0%

Other highlights for the second quarter include:

  Total revenue increased 14.3% over the same period of the prior year.
  Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 2.2% during the quarter.
  The Company opened 19 new Ruby Tuesday restaurants during the quarter, while none were closed.
  Franchisees opened nine new Ruby Tuesday restaurants during the quarter, while two were closed due to lease expirations.
  Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $103,454,000 and $94,817,000 for the second quarter of fiscal 2006 and 2005, respectively.
  Capital expenditures were $45.6 million for the quarter.
  Total annualized management turnover (including management trainees) was 22% for the quarter.

  The Company repurchased 4,081,800 shares of its common stock during the second quarter at an average price of $21.84 per share.
  The Company had 59.4 million shares of common stock outstanding at the end of the quarter.

Year-to-Date Highlights

  Thirty-five Company-owned Ruby Tuesday restaurants were opened and five were closed at or near lease expiration.
  Eighteen franchise restaurants were opened and four were closed due to lease expirations.
  Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $213,488,000 and $218,655,000 for second quarter year-to-date of fiscal 2006 and fiscal 2005, respectively. The Company reminds investors that 44 restaurants were acquired by the Company from franchisees subsequent to the first quarter of the prior year.
  The Company repurchased 4.5 million shares (approximately 7%) of its common stock through the end of the second quarter of fiscal 2006.

Subsequent to the end of the second quarter, the Company repurchased an additional 1.4 million shares at an average price of $25.42.

Sandy Beall, Chairman and CEO commented, “We are certainly glad to get back in the positive same-restaurant sales category. And, more importantly, we are pleased to have seen positive traffic trends in both October and November, which continued into our December period. We have been through a year-long period of investing in our operations, menu, marketing and overall brand and are optimistic about our future same-restaurant sales and earnings. In addition, we remain grateful to our teams for their continued commitment to the Ruby Tuesday brand.”

Fiscal 2006 Guidance

For the five-week period ended January 3, 2006, same-restaurant sales at Company-owned Ruby Tuesday restaurants increased approximately 4.0% with same-restaurant sales at the Company’s freestanding restaurants increasing approximately 4.5%. During the same period, same-restaurant sales at domestic franchise Ruby Tuesday restaurants also increased approximately 4.0%. For the third and fourth quarters of fiscal 2006, the Company is projecting approximately 10% and 20.0-22.5% diluted earnings per share growth, respectively, based on same-restaurant sales growth of 3.0-4.0% at Company-owned Ruby Tuesday restaurants. The Company reminds investors that fiscal 2006 is a 53 week year and, as such, its fourth quarter will contain 14 weeks as opposed to 13 weeks in the prior year. The Company is experiencing higher utility costs than anticipated three months ago and is continuing to invest in driving traffic and thus sales, specifically in the area of food cost and quality as was done during its second quarter.

The Company’s plans for fiscal 2006 include 55-60 Company-owned openings and 35-40 franchise openings. The Company projects capital expenditures for fiscal 2006 will be $175-$180 million.

Updated Five Year Goals

Upon review and approval by its Board of Directors, the Company announced three key strategies and related goals to support its over-riding five year goal of consistent diluted earnings per share growth of 12.5-15.0% per year.

* – First — Get more from existing assets with a goal of increasing same-restaurant sales 3-4% per year through an intense focus on quality operations, brand differentiation and marketing.

* – Second — Invest wisely and prudently in new restaurant growth with a goal of increasing system-wide revenue 10-12% per year by opening approximately 50 plus Company-owned restaurants per year and having approximately 40 franchisee restaurant openings per year.

* – Third — Maintain the right capital structure to create value for the shareholders with a goal of utilizing prudent leverage for share repurchases, which, when combined with revenue growth and margin expansion, should result in consistent 12.5-15.0% diluted earnings per share growth. As part of returning a portion of the Company’s estimated $60-$120 million per year in future free cash-flow and excess capital to shareholders, the Company’s Board of Directors authorized an additional 6.7 million shares for repurchase under the Company’s on-going share repurchase program and approved a plan under which it anticipates increasing the Company’s next scheduled semi-annual dividend to an amount that, on an annual basis, would approximate a 2.0% yield for shareholders based on the current market value of the Company’s stock.

Beall commented, “We feel very good about the direction of our brand and believe we have solid plans and strategies in place to support our over-riding goal of consistently growing diluted earnings per share in the 12.5-15.0% range plus paying a dividend. We think we have turned the corner and have good plans to get more out of existing assets and drive same-

restaurant sales in the 3-4% range. Our new restaurants are performing well with sales in the $2.25-2.4 million range and we have over 800 additional restaurant sites identified in the eastern part of the United States alone. We know that we have to execute everyday and that is what we are focused on.”

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of November 29, 2005, the Company owned and operated 609 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 196 and 44 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:
http://www.rubytuesday.com
http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant and franchise acquisitions. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2006
(Amounts in thousands except per share amounts)

	13 Weeks Ended November 29, 2005	Percent of Sales	13 Weeks Ended November 30, 2004	Percent of Sales	Percent Change	26 Weeks Ended November 29, 2005	Percent of Sales	26 Weeks Ended November 30, 2004	Percent of Sales	Percent Change
Revenue:
Restaurant sales and operating revenue	$291,631	98.8	$ 254,664	98.6		$ 595,974	98.8	$ 517,518	98.4
Franchise revenue	3,431	1.2	3,554	1.4		7,311	1.2	8,223	1.6
Total operating revenue	295,062	100.0	258,218	100.0	14.3	603,285	100.0	525,741	100.0	14.7
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	78,776	27.0	66,708	26.2		160,419	26.9	134,043	25.9
Payroll and related costs	92,965	31.9	81,089	31.8		188,694	31.7	161,192	31.1
Other restaurant operating costs	53,405	18.3	44,225	17.4		106,630	17.9	89,801	17.4
Depreciation and amortization	17,234	5.9	16,844	6.6		34,408	5.8	32,406	6.3
(as a percent of Total operating revenue)
Selling, general and administrative, net	23,505	8.0	17,701	6.9		49,464	8.2	32,529	6.2
Equity in losses (earnings) of unconsolidated franchises	788	0.3	219	0.1		724	0.1	(1,545)	(0.3)
Total operating costs and expenses	266,673		226,786			540,339		448,426
Earnings before Interest and Taxes	28,389	9.6	31,432	12.2	(9.7)	62,946	10.4	77,315	14.7	(18.6)
Interest expense, net	2,633	0.9	1,167	0.5		4,546	0.8	1,759	0.3
Pre-tax Profit	25,756	8.7	30,265	11.7		58,400	9.7	75,556	14.4
Provision for income taxes	8,320	2.8	10,551	4.1		19,321	3.2	26,755	5.1
Net Income	$ 17,436	5.9	$ 19,714	7.6	(11.6)	$ 39,079	6.5	$ 48,801	9.3	(19.9)

Earnings Per Share:
Basic	$ 0.28		$ 0.30		(6.7)	$ 0.62		$ 0.75		(17.3)

Diluted	$ 0.28		$ 0.30		(6.7)	$ 0.62		$ 0.74		(16.2)

Shares:
Basic	61,578		64,603			62,554		64,923

Diluted	62,076		65,636			63,183		66,081

RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of  Fiscal Year 2006
(Amounts in thousands)

CONDENSED BALANCE SHEETS	November 29, 2005	May 31, 2005

Assets
Cash and Short-Term Investments	$ 8,249	$ 19,787
Accounts and Notes Receivable	12,502	7,627
Inventories	18,903	16,988
Deferred Income Taxes	1,549	2,490
Income Tax Receivable	512	0
Prepaid Rent	3,858	3,759
Assets Held for Disposal	5,256	5,342
Other Current Assets	8,450	6,421
Total Current Assets	59,279	62,414
Property and Equipment, Net	952,392	901,142
Goodwill, Net	17,017	17,017
Notes Receivable, Net	22,766	24,589
Other Assets	70,750	68,905
Total Assets	$1,122,204	$1,074,067

Liabilities
Current Liabilities	$ 98,681	$ 99,813
Long-Term Debt, including Capital Leases	357,578	247,222
Deferred Income Taxes	47,702	50,825
Deferred Escalating Minimum Rents	37,803	37,471
Other Deferred Liabilities	75,484	75,513
Total Liabilities	617,248	510,844
Shareholders' Equity	504,956	563,223
Total Liabilities and
Shareholders' Equity	$1,122,204	$1,074,067